As filed with the U.S. Securities and Exchange Commission on November 1, 2017

Registration No. 333-220584

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

AMENDMENT NO. 3 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

Sentinel Energy Services Inc.

(Exact Name of Registrant as Specified in its Charter)

__________________

Cayman Islands	6770	98-1370747
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1000 Louisiana Street, Suite 3850
Houston, Texas, 77002
(281) 407-0686

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s principal executive offices)

Kent Jamison
General Counsel and Secretary
1000 Louisiana Street, Suite 3850
Houston, Texas, 77002
(281) 407-0686

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

Copies to:

Douglas E. McWilliams E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

__________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount being registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one warrant(2)	34,500,000 Units	$10.00	$345,000,000	$39,986
Class A ordinary shares included as part of the units(2)	34,500,000 Shares	—	—	—	(4)
Warrants included as part of the units(3)	11,500,000 Warrants	—	—	—	(4)
Total			$345,000,000	$39,986

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(1)      Estimated solely for the purpose of calculating the registration fee.

(2)      Includes 4,500,000 units, consisting of 4,500,000 Class A ordinary shares and 1,500,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)      No fee pursuant to Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Sentinel Energy Services Inc. is filing this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-220584) solely for the purpose of filing with the U.S. Securities and Exchange Commission certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

SEC expenses	$39,986
FINRA expenses	52,250
Accounting fees and expenses	45,000
Printing and engraving expenses	60,000
Travel and road show expenses	55,000
Directors’ & Officers’ liability insurance premiums(1)	155,000
Legal fees and expenses	400,000
NASDAQ listing and filing fees	75,000
Miscellaneous(2)	117,765
Total	$1,000,000

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(1)      This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

(2)      This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by law including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

We have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

In June 12, 2017, our sponsor, purchased an aggregate of 14,375,000 of our Class B ordinary shares, for an aggregate offering price of $25,000, or approximately $0.002 per share. In August 2017, the sponsor surrendered 5,750,000 of its Class B ordinary shares for no consideration, resulting in the sponsor holding an aggregate of 8,625,000 Class B ordinary shares. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act. The sole business of our sponsor is to act as our sponsor in connection with this offering.

In addition, our sponsor has committed, pursuant to a written agreement, to purchase from us an aggregate of 5,333,333 (or 5,933,333 if the underwriters’ over-allotment option is exercised in full) private placement warrants at $1.50 per warrant (for an aggregate purchase price of approximately $8,000,000 (or approximately $8,900,000 if the underwriters’ over-allotment option is exercised in full)). These purchases will take place on a private placement basis simultaneously with the completion of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)      The list of exhibits immediately preceding the signature page of this registration statement is incorporated herein by reference.

Item 17. Undertakings.

(a)      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)      The undersigned registrant hereby undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.***
3.1	Memorandum and Articles of Association.***
3.2	Form of Amended and Restated Memorandum and Articles of Association.***
4.1	Specimen Unit Certificate.***
4.2	Specimen Warrant Certificate.***
4.3	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.***
5.1	Form of Opinion of Vinson & Elkins L.L.P.*
5.2	Form of Opinion of Walkers, Cayman Islands Counsel to the Registrant.*
10.1	Promissory Note, dated June 12, 2017, issued to Sentinel Management Holdings, LLC.***
10.2	Form of Letter Agreement among the Registrant and its officers and directors and Sentinel Management Holdings, LLC.***
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.***
10.4	Form of Registration Rights Agreement among the Registrant, Sentinel Management Holdings, LLC and the other parties thereto.***
10.5	Amended and Restated Securities Purchase Agreement, dated June 30, 2017, between the Registrant and Sentinel Management Holdings, LLC.***
10.6	Form of Private Placement Warrants Purchase Agreement between the Registrant and Sentinel Management Holdings, LLC.***
10.7	Form of Indemnification Agreement.***
10.8	Form of Administrative Services Agreement between the Registrant and Sentinel Management Holdings, LLC.***
10.9	Form of Option Agreement between the Registrant and the investors listed as the purchasers on the signature page thereof.***
14	Form of Code of Ethics.***
23.1	Consent of WithumSmith+Brown, PC.***
23.2	Consent of Vinson & Elkins L.L.P. (to be included in Exhibit 5.1).***
23.3	Consent of Walkers, Cayman Islands Counsel to the Registrant (to be included in Exhibit 5.2).***
24	Power of Attorney (included on signature page of this Registration Statement).***
99.1	Form of Audit Committee Charter.***
99.2	Form of Compensation Committee Charter.***
99.3	Form of Nominating Committee Charter.***
99.4	Consent of Marc Zenner.***

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*         Filed herewith.

***      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 1st day of November, 2017.

Sentinel Energy Services Inc.

By:	/s/ Krishna Shivram
Krishna Shivram
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Krishna Shivram	Chief Executive Officer and Director	November 1, 2017
Krishna Shivram	(Principal Executive Officer)

*	Chief Financial Officer and Chief Accounting Officer	November 1, 2017
Gerald Cimador	(Principal Financial and Accounting Officer)

	Chairman of the Board of Directors	November 1, 2017
Andrew Gould

*	Director	November 1, 2017
Charles Leykum

*	Director	November 1, 2017
Vivek Raj

* By: /s/ Krishna Shivram
          Krishna Shivram, Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Sentinel Energy Services Inc., in the City of Houston, Texas on the 1st day of November, 2017.

By:	/s/ Kent Jamison
Name:	Kent Jamison
Title:	General Counsel and Secretary